UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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STRATEGIC REALTY TRUST, INC.

(Name of the Registrant as Specified In Its Charter)

DIANNE COSTA

JEROME HAGLEY

MICHAEL KARAS

MARSHALL KARR

TODD SPITZER

ANTHONY THOMPSON

TINA ALDATZ

BERNECE DAVIS

ROBERT HOH

JAMES RONALD KING SR.

DAVID LARSEN

JOHN SKEFFINGTON

SHARON THOMPSON

CENTAURUS FINANCIAL INC.

THOMPSON NATIONAL PROPERTIES, LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing contains (i) a letter sent by Ron King to stockholders of Strategic Realty Trust, Inc. on November 21, 2013 and (ii) a press release issued by the SRT Shareholders Coalition on November 21, 2013.

1

[SRT Coalition Letterhead]

November 21, 2013

AN OPEN LETTER TO SRT SHAREHOLDERS

Sharing my Deep Concern About the Future of SRT Under Current Management

Dear SRT Shareholders,

My name is Ron King and I am writing you this open letter today as a fellow shareholder of Strategic Retail Trust (“SRT”) and as a longtime executive in the securities and investment business. I entered this business in 1971 when I first joined my father’s firm, Titan Capital, and I founded my current company, Centaurus Financial in 1992 where I serve as Chairman and CEO.  Centaurus is licensed and serves customers in all 50 states. I share this with you not as a way of boasting, but rather to emphasize my 42 years of experience in evaluating investments, and more importantly, the people involved in them.

My hope is that this letter will provide you with a thoughtful, transparent overview of the state of our investment in SRT, the background of the current battle for a shareholder vote, and perhaps, most importantly, the unique position that we have to influence the outcome of our investment.  As I hope you’ll see from this letter, and you will find if you investigate further, neither me nor my company have a financial or other interest in who manages this REIT other than the same interests that you have as a shareholder.

I became personally involved in this effort because I feel strongly that the current Board has made a series of poor decisions since the group of three directors seized control of SRT in the middle of 2012 by forming a “special committee”.  The Special Committee concentrated virtually all of the power of the Board into these three individuals and since August of 2012, they have essentially run the company.  Because this group of three individuals have made some major decisions that have altered the course of this REIT, I felt that somebody needed to take the lead in organizing shareholders to ensure that they had a voice in the new direction of the REIT.  I volunteered myself because I feel strongly that this maverick group of directors and their new leader, Andrew Batinovich, are running roughshod over the rights of shareholders and, in my opinion, taking this REIT in the wrong direction.  While I am ever mindful of the distraction a proxy battle might cause, I simply could not stand by and watch this group enrich themselves at the cost of shareholders any longer.  In the end, when I go to sleep at night, I know that what the Shareholder’s Coalition is trying to accomplish is ethically and financially the right choice for shareholders.

Over the last few weeks the current Board has used almost every conceivable method to deny and negate our vote, which was capped off Wednesday, November 13th, when the current board informed shareholders that even if a majority of shareholders demand a Special Meeting pursuant to the recent proxy filed by the Shareholder’s Coalition, the current Board will still refuse to call a special meeting!  The only thing left for the Board to do to render your voting rights fully illusory is to “stuff the ballot box” by issuing cheap shares to Batinovich or his San Francisco Bay Area firm, Glenborough.

Ladies and gentlemen, please do not be fooled. This REIT was a good investment that has been taken over without a shareholder vote and you should be outraged by the tactics and legal maneuvers invoked by this Board for what I believe is the sole purpose of entrenching themselves at great cost to us, the shareholders.  This portfolio was built on the backs of your investment, not by Andy Batinovich, Glenborough or any one of the three directors who awarded him a contract worth millions of dollars.  In fact, as far as I know, the only shares owned by these four directors are those that they granted themselves – the special committee directors invested nothing in this REIT yet they now exert almost total control over it.

In order to give shareholders a voice in the direction of their own investment, the Shareholder’s Coalition was forced to file a proxy with the SEC to formally request a shareholders meeting.  You should have received correspondence from the Shareholder’s Coalition asking you to return an ORANGE card, which we hope will give you the opportunity to vote for the entire Board.  We believe that this REIT is owned by shareholders, not by these maverick directors, and through our proxy, we are simply asking this Board to allow a shareholder vote.  Unfortunately, since they refuse to allow a vote on the entire Board, the only option this Board has given us is to engage in a proxy battle to call for a shareholder meeting.  While we would have preferred the Board to simply call a meeting to elect the entire Board, they’ve repeatedly refused to do so.  While the proxy process may at times seem like an unproductive mudslinging contest, my hope is that through a vigorous and transparent debate, shareholders will finally be given the opportunity to choose the best path forward for their company.  In the end, regardless of whether the current Board continues to entrench themselves and avoid a vote, they now realize that they are under intense scrutiny and will have to be accountable for everything they do going forward.  For that reason alone, the proxy process has been a success.

It’s important to understand that your vote will make an impact.  As a longtime executive in the investment business, I can tell you firsthand, that it is very rare that everyday, “Main Street” investors have the opportunity, as you do right now, to make such a large impact on the management decisions of a publicly-registered company. Typically, ownership is spread over thousands upon thousands of investors with no dedicated voice.  Here, because the SRT ownership is concentrated amongst a few thousand investors, the Shareholders Coalition determined that it would be feasible to reach out to every single shareholder and urge them to cast their vote.  YOUR VOTE MATTERS and I urge you to return the ORANGE form.

I believe that when you invested your hard-earned dollars into this REIT, you earned the right to have a voice in the future direction of your company. On the other hand, judging by the aggressive actions of the current Board it appears that they have determined that you should not be given that right.   Since the current members of the Special Committee seized control of the Trust in 2012 they have taken extreme measures, even going so far as to change the bylaws of the company, all in an effort to make it more difficult for shareholders to elect a new Board.  Unfortunately, in a blatant effort to confuse the SRT Shareholders, this Board has employed a shameful old tactic commonly referred to as a “red herring” –  i.e. to repeatedly say something that distracts attention from the real issue. In this case, Messrs. Rogers, Levin, Maier, and Batinovich have perpetuated a fantasy that Mr. Thompson and TNP are engineering a “hostile” takeover of our REIT. As a founding member of the SRT Shareholders Coalition, I can personally pledge to you that these claims are not only misleading, but patently untrue.

In fact, our group, the SRT Shareholders Coalition, has worked with Mr. Thompson and obtained his commitment to resign from the Board in conjunction with the election of a new slate of directors, as is clearly stated in the proxy filed with the SEC.  As one of the largest shareholders of the REIT, Mr. Thompson has in fact supported the efforts of the Shareholders Coalition and agreed to step down from his position on the Board in an effort to alleviate the acrimony on the Board and make way for new, competent leadership.  Now, we are simply asking all of the remaining directors to do as Mr. Thompson has done and agree to step down or stand for a fair election so that shareholders can decide on their own leadership.  If the current Board would simply agree to stand by their record and allow an open, honest election, the current proxy fight would not be necessary.

Our message is very simple – we believe that as shareholders we should be given the opportunity to select our Board.  In my opinion, a much more talented, competent Board could be put in place to lead this Trust forward. To get a glimpse of the type of leadership you could have if you were given the opportunity to vote, I would urge you to visit www.protectourinvestment.org and check out for yourself what I think are the stellar, highly qualified men and woman the SRT Shareholders Coalition have selected for your consideration to lead the Trust in a new direction. Only you can start us in that new direction by signing and returning your ORANGE Card.

For years I have watched as Wall-Streeters, which include people like the current board and their leader Mr. Batinovich, have taken over companies and used them to their own advantage.  But this time things are different.  Because of the broad base of retail ownership in Strategic Retail Trust, and the organized efforts of the Shareholders Coalition, the Main Street investor has a great opportunity to fight back. Your voice can be heard if you help our Shareholders Coalition force an election by returning your ORANGE card, in spite of the desperate and detrimental maneuvering of the current Board.

Please do not return the blue card that the current Board is sending you.  In an effort to ensure that you are not given an opportunity to remove them, the current directors have used your money to hire a New York City proxy solicitor.  Amongst a variety of tactics to stymie your vote, they will be sending you a blue colored card which will negate your ORANGE Card. Do not be deceived. I urge you to only sign and return the ORANGE card distributed by the Shareholders Coalition.   The choice is simple, if you sign and return the ORANGE card, you may be given the opportunity to vote for your entire Board; if you sign their blue card, you will not be given the opportunity to vote for your entire board.  We hope that you choose the ORANGE card and give yourself a chance to vote.

Also, I would like to take this opportunity to briefly mention that in the coming weeks, our Shareholders Coalition will also be sending you another colored card (the color has yet to be determined), in which we will be requesting that you vote for one of our director nominees, Todd Spitzer.  Since the current Board is attempting to block a vote of the entire board and only allow us to vote on one director, we plan on sending this new colored cardin order to cover all our bases—in this case, to provide our one director nominee to the Annual Meeting in case the board refuses to allow all the directors to stand for election.  The Shareholders Coalition will be providing you with detailed information and material regarding the new card at a later date, but I wanted to take this opportunity to urge you to only send in the ORANGE CARD now, and we will be in touch with you soon to request another colored card at a later date..

In closing, I would like to reiterate that I believe your investment in SRT was a good investment, made up of a good portfolio of properties and on a path to prosperity before these directors started making one bad decision after another.  We can put an end to this nonsense and return this REIT to its rightful path to prosperity.  Return your ORANGE card and demand an open, honest election of our leadership.  May the best, most qualified team win. Let’s use our solidarity to set our Trust in a new direction.

I thank you for your time in reading this letter and I hope that you will join us in our efforts to return control of this Trust into your hands. I am available to discuss this letter or answer any questions you may have. You can reach me anytime at 1-800-880-4234.

Sincerely,

Ron King

Member, SRT Shareholders Coalition

AN OPEN LETTER TO SRT SHAREHOLDERS

Important Additional Information Regarding the Solicitation

The SRT Shareholders Coalition (the “Coalition”) has filed a definitive proxy statement and related materials with the Securities and Exchange Commission (“SEC”) in connection with the Coalition’s solicitation of written requests to call a special meeting of the shareholders of SRT.  SRT shareholders should read the Coalition’s definitive proxy statement and its other publicly-filed proxy materials as they become available, because they contain important information.  Information regarding the direct and indirect interests of the Coalition and each other participant in the solicitation of proxies by the Coalition are included in the Coalition’s proxy materials filed with the SEC.  The Coalition’s proxy materials and other SEC filings may be accessed without charge at the SEC’s website at www.sec.gov

This letter is not a solicitation of proxies for the annual meeting, and stockholders are not being asked to provide proxies for the annual meeting to the Coalition at this time. Any solicitation of proxies for the annual meeting will only be pursuant to a proxy statement and other proxy materials to be filed with the SEC at a later date.  In connection with its solicitation of proxies for an annual meeting, the Coalition will file a proxy statement. Investors and security holders are urged to read the proxy statement in its entirety and other relevant documents when they become available, because they will contain important information regarding the solicitation. The Coalition’s proxy statement for the annual meeting and all other relevant documents will be available, free of charge, on the SEC’s website at www.sec.gov.

The following persons are participants in connection with the solicitations:  Dianne Costa, Jerome Hagley, Michael Karas, Marshall Karr, Todd Spitzer, Anthony Thompson, Tina Aldatz, Bernece Davis, Robert Hoh, James Ronald King Sr., David Larsen, John Skeffington, Sharon Thompson, Centaurus Financial Inc. and Thompson National Properties, LLC.

FOR IMMEDIATE RELEASE
Thursday, November 21, 2013

Contact: Michael Tootle, 800-401-7905

MORE ORANGE BALLOTS POUR IN FROM SRT SHAREHOLDERS SEEKING CHANGE

Approaching 30% of Total Outstanding Shares

Anaheim, CA — After an overwhelming response from shareholders returning Orange Ballots this past week, the momentum continued with yet another wave of ballots arriving in recent days.

REMINDER:If your shareholders have not done so, the ORANGE BALLOT should be sign and returned to:  2300 E. Katella Ave., Suite 235, Anaheim, CA 92806. CLICK HERE TO DOWNLOAD A BALLOT.

•                  The coalition has now received Orange Ballots representing nearly 30% of the total outstanding shares of SRT,

•                  The coalition must receive Orange Ballots representing 50% plus 1 of the outstanding shares of SRT to require a special shareholders meeting be called

•                  Recently, Batinovich, Levin, Maier and Rogers passed bylaws increasing the required amount of shares from 10% to 50% plus 1 which we believe was their attempt to further entrench themselves after the Coalition called them out for not calling a shareholders meeting

“The early response from SRT shareholders is not surprising.  The SRT Shareholders Coalition is on the right side of history fighting for a fair shareholders meeting, demanding competent leadership and exposing the irresponsible failures of Batinovich, Maier, Levin and Rogers,” said Todd Spitzer, the independent director nominee supported by the coalition, who is also a business attorney and elected county supervisor in Orange County, CA, where he oversees $9 billion of taxpayer funds in the fifth largest county in the U.S.

Important Additional Information Regarding the Solicitation

The SRT Shareholders Coalition (the “Coalition”) has filed a definitive proxy statement and related materials with the Securities and Exchange Commission (“SEC”) in connection with the Coalition’s solicitation of written requests to call a special meeting of the shareholders of SRT.  SRT shareholders should read the Coalition’s definitive proxy statement and its other publicly-filed proxy materials as they become available, because they contain important information.  Information regarding the direct and indirect interests of the Coalition and each other participant in the solicitation of proxies by the Coalition are included in the Coalition’s proxy materials filed with the SEC.  The Coalition’s proxy materials and other SEC filings may be accessed without charge at the SEC’s website at www.sec.gov

The following persons are participants in connection with the solicitation:  Dianne Costa, Jerome Hagley, Michael Karas, Marshall Karr, Todd Spitzer, Anthony Thompson, Tina Aldatz, Bernece Davis, Robert Hoh, James Ronald King Sr., David Larsen, John Skeffington, Sharon Thompson, Centaurus Financial Inc. and Thompson National Properties, LLC.

SRT Shareholders Coalition
2300 E. Katella Ave., Suite 235
Anaheim, CA 92806
800-401-7905
www.protectourinvestment.org